GrowGeneration Reports First Quarter 2022 Financial Results

DENVER, May 10, 2022 /PRNewswire/ -- GrowGeneration Corp. (NASDAQ: GRWG) (“GrowGen” or the “Company”), the largest chain of specialty hydroponic and organic garden centers with 63 locations across 13 states, today reported financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights Compared to Prior-Year Period
•Net sales declined 9.2% to $81.8 million driven by softer industry demand
•Comparable store sales for the quarter decreased 35.5%
•Net loss of $5.2 million compared to net income of $6.1 million last year
•Loss per share of $0.09 in the quarter
•Adjusted EBITDA loss of $0.7 million

Darren Lampert, GrowGeneration’s Co-Founder and Chief Executive Officer stated, “The GrowGen team faced significant industry disruptions head on, and we exceeded our internal expectations in the first quarter despite a very difficult macro environment. The first half of last year was exceptionally strong with same-store sales up approximately 60% compared to the same period in 2020. In the first quarter of 2022, on a two-year basis, our same-store sales increased 7.3% compared to the first quarter of 2020.”

Lampert continued, “We expect the revenue and gross profit headwinds in the first quarter will become more pronounced in the second quarter, with the remainder of 2022 facing more pressure than we initially planned. While the industry is experiencing a prolonged period of softer demand, we remain confident in the longer-term opportunity that exists within hydroponics. GrowGen remains on solid financial footing, and we firmly believe we are well positioned to emerge stronger when the market eventually turns. In the meantime, we are taking an active approach to managing the business in a way that preserves cash through working capital optimization and we are more aggressively right-sizing our cost structure. We remain committed to our five key strategic initiatives this year, which we think will position us to win in 2023 and beyond.”

First Quarter 2022 Consolidated Results

Revenues declined $8.3 million, or 9.2%, to $81.8 million, for the quarter ended March 31, 2022, compared to $90.0 million for the first quarter ended March 31, 2021. The decrease in net revenue was attributed to a decline in same-store sales of 35.5% at 48 retail locations and the Company’s e-commerce operations open in the first quarter of 2022 compared to the same period last year, offset partially by the addition of 15 new stores and the contribution from acquisitions.

E-commerce revenue, including growgeneration.com and Agron, was $5.3 million in the first quarter, compared to $6.0 million for the same period last year. Revenue from non-retail operations, including distributed brands and MMI, was $12.2 million in the first quarter of 2022, compared to $2.8 million in the same quarter last year.

Gross profit was $22.1 million for the first quarter of 2022, compared to $25.4 million for the first quarter of 2021. Gross profit margin decreased approximately 110 basis points to 27.1%, compared to 28.2% in the same quarter last year. The decrease in gross profit was due primarily to lower net sales, fewer rebates, and increased obsolescence and shrinkage costs in the first quarter of 2022 compared to the same period last year.

Operating expenses in the first quarter of 2022 were $29.4 million, compared to $17.6 million in the prior year. Selling, general, and administrative expenses in the first quarter of 2022 were $10.3 million, compared to $7.4 million in the prior year. The increase was primarily attributable to the addition of non-retail operations through acquisition. Store operations expenses were $14.5 million, compared to $8.2 million in the prior year associated with the increase in store locations over the same period in the prior year.

GAAP pre-tax net loss was $6.8 million for the first quarter of 2022, or a loss of $0.09 per diluted share, compared to pre-tax net income of $7.7 million in the first quarter of 2021, or earnings of $0.10 per diluted share. The decrease in net income was due to lower gross profit combined with higher operating expenses associated with additional store locations and operations.

Non-GAAP earnings before interest, taxes, depreciation, amortization, and share-based compensation (Adjusted EBITDA) was a loss of $0.7 million in the first quarter of 2022, compared to $11.1 million in the same period last year.

Cash and short-term marketable securities as of March 31, 2022, were $66.3 million. Inventory as of March 31, 2022, was $105.9 million and prepaid inventory and other current assets were $7.0 million.

Total current liabilities, including accounts payable and accrued payroll and other liabilities decreased from $47.1 million at December 31, 2021 to $36.6 million at March 31, 2022.

M&A Activity

In February 2022, the Company acquired the assets of Horticultural Rep Group, Inc. (“HRG”), a specialty marketing and sales organization of horticultural products based in Ogden, Utah. The total consideration for the purchase of HRG was $13.4 million.

Expansion Efforts

The Company’s supply chain spans approximately 1,022,000 square feet of retail and warehouse space, across existing locations and signed leases in new locations, spanning 13 states. In January 2022, the Company opened its sixth Oklahoma location in Ardmore. The Company relocated two retail stores into multi-channel operations that will serve as fulfillment centers, including a 25,000 square feet location in Phoenix, Arizona and a 58,000 square feet location in Medley, Florida.

Fiscal Year 2022 Financial Outlook

•Revenue guidance for 2022 updated to be between $340 to $400 million, down from a range of $415 million to $445 million previously
•Adjusted EBITDA guidance expected to be between zero and $10 million, down from previous expectations of $30 million to $35 million
•Expect to add 10-15 new stores this year, down from previous target of 15-20 new stores, given strategic decision not to build new stores in states where there is already physical retail presence

Conference Call

The Company will host a conference call today, May 10, 2022, at 5:00PM Eastern Time. To participate in the call, please dial (800) 289-0438 (domestic) or (647) 484-0478 (international). The conference code is 219309. This call is being webcast and can be accessed on the Investor Relations section of GrowGen's website at: https://ir.growgeneration.com/news-events/ir-calendar.
A replay of the webcast will be available approximately two hours after the conclusion of the call and remain available for approximately 90 calendar days.
About GrowGeneration Corp:

GrowGen owns and operates specialty retail hydroponic and organic gardening centers. Currently, GrowGen has 63 stores, which include 21 locations in California, 8 locations in Colorado, 7 locations in Michigan, 5 locations in Maine, 6 locations in Oklahoma, 2 locations in Nevada, 2 locations in Washington, 4 locations in Oregon, 1 location in Arizona, 1 location in Rhode Island,1 location in Florida, and 1 location in Massachusetts. GrowGen also operates an online superstore for cultivators at growgeneration.com. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect opinions only as of the date of this release. Please keep in mind that the company does not have an obligation to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings made with the United States Securities and Exchange Commission, available at: www.sec.gov, and on the company’s website, at: www.growgeneration.com.

Contacts:

Clay Crumbliss, CFA
Managing Director
ICR, Inc.
clay.crumbliss@icrinc.com

GROWGENERATION CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended March 31,
	2022	2021

Net sales	$81,767	$90,022
Cost of sales	59,627	64,645
Gross profit	22,140	25,377

Operating expenses:
Store operations and other operational expenses	14,532	8,182
Selling, general, and administrative	10,323	7,405
Depreciation and amortization	4,506	2,054
Total operating expenses	29,361	17,641

Income from operations	(7,221)	7,736

Other income (expense):
Other expense	409	(38)
Interest income	2	4
Interest expense	(3)	(2)
Total non-operating income (expense), net	408	(36)

Net income (loss) before taxes	(6,813)	7,700

Provision (loss) for income taxes	1,636	(1,553)

Net income (loss)	$(5,177)	$6,147

Net income (loss) per share, basic	$(0.09)	$0.11
Net income (loss) per share, diluted	$(0.09)	$0.10

Weighted average shares outstanding, basic	60,126	58,394
Weighted average shares outstanding, diluted	60,126	60,317

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended March 31,
	2022	2021
	(000)	(000)
Net income	$(5,177)	$6,147
Income taxes	(1,636)	1,553
Interest expense	3	2
Depreciation and Amortization	4,506	2,054
EBITDA	(2,304)	9,756
Share based compensation (option compensation, warrant compensation, stock issued for services)	1,583	1,327
Adjusted EBITDA	$(721)	$11,083

Adjusted EBITDA per share, basic	$(0.01)	$0.19
Adjusted EBITDA per share, diluted	$(0.01)	$0.18